Exhibit 99.1

MEDIMMUNE’S PRODUCT SALES SURPASS $1 BILLION FOR FIRST TIME

Recent Highlights
o      2004 Product sales grew 13 percent to $1.12 billion
o      Sales of Synagis® increased 13 percent in the 2004 fourth quarter and 11 percent for all of 2004
o      Dosing complete in Phase 3 trials for CAIV-T, next-generation of FluMist®
o      Two Phase 3 trials initiated for NumaxTM
o      Preliminary data analysis encouraging for Vitaxin® Phase 2 melanoma study
o      Amended licensing agreement signed with GlaxoSmithKline for human papillomavirus vaccines in Phase 3 development at GlaxoSmithKline and Merck
o      Investigational New Drug application filed for RSV/PIV-3 vaccine
o      Antibodies to interferon-alpha and the type 1 interferon receptor 1 for use in autoimmune diseases licensed from Medarex

GAITHERSBURG, MD, February 3, 2005 – MedImmune, Inc. (Nasdaq: MEDI) today announced that product sales for the 2004 fourth quarter increased 15 percent over the 2003 fourth quarter to $458 million. Revenue growth was driven by a 13-percent increase in worldwide sales of Synagis (palivizumab) to $404 million and $21 million from sales of FluMist (Influenza Virus Vaccine Live, Intranasal). Sales of Ethyol® (amifostine), the company’s first oncology product, were $22 million in the 2004 fourth quarter compared to $29 million in the 2003 fourth quarter. Total revenues for the 2004 fourth quarter increased 14 percent over the 2003 fourth quarter to $466 million.

Total revenues in 2004 increased to $1.14 billion from $1.05 billion in 2003. Product sales for the full year of 2004 grew 13 percent to $1.12 billion, driven primarily by an 11-percent increase in sales of Synagis to $942 million. Sales of Ethyol were $92 million in 2004 compared to $100 million in 2003. Total revenues for FluMist were $54 million in 2004, $33 million of which were recognized in the first and second quarters of the year for vaccine sold for the 2003/2004 flu season. Other revenues in 2004 were $17 million, down from 2003 when other revenues totaled $62 million and included $46 million in milestone and other payments for FluMist from Wyeth, the company’s former development and commercialization partner for the vaccine.

“In 2004, our core business continued to show solid growth, with product sales surpassing $1 billion for the first time in our history,” stated David M. Mott, president and chief executive officer. “We also made significant advances in our pipeline with three programs moving into Phase 3 development in 2004, including CAIV-T and Numax, as well as our human papillomavirus vaccine partnered with GlaxoSmithKline. With the initiation of these clinical trials we continue to make progress towards our long-term objective of introducing three new products to the market by 2009.”

In connection with the dissolution of MedImmune’s relationship with Wyeth in the second quarter of 2004 for the development and marketing of the company’s influenza vaccine technology, certain charges impacted results for 2004. These included costs associated with the impairment of intangible assets and acquired in-process research and development (IPR&D), as well as technology transfer and transition expenses. In the discussion below, MedImmune has provided the overall results for both the fourth quarter and full year of 2004 with and without the impact of these charges, as well as a reconciliation in the accompanying schedules so that the underlying trends in the operations of the business can be more readily identified.

Additional information regarding MedImmune’s product sales may be accessed on the company’s Internet website, www.medimmune.com, by clicking on “Investors.”

Additional Results for the 2004 Fourth Quarter
For the fourth quarter of 2004, MedImmune reported net earnings of $51 million, or $0.20 per diluted share, compared to net earnings of $77 million, or $0.30 per diluted share, for the fourth quarter of 2003. Excluding the charges associated with the termination of the Wyeth agreements, net earnings for the 2004 fourth quarter were $55 million, or $0.21 per diluted share.

Gross margins on product sales were 71 percent in the 2004 fourth quarter and 67 percent in the 2003 quarter. Excluding FluMist, gross margins on product sales were 75 percent in both the 2004 and 2003 fourth quarters. Gross margins in the fourth quarter of 2003 were unfavorably impacted by FluMist since no revenues were recognized for FluMist in calendar 2003 and permanent writedowns of inventories were made to reflect net realizable value. As previously disclosed, sales of FluMist were not recorded in the fourth quarter of 2003 as the timing and rate of product returns was not known until the first quarter of 2004.

Research and development (R&D) expenses increased to $120 million (26 percent of product sales) in the 2004 quarter from $41 million in the 2003 quarter. The increase in R&D expenses is related to significant new and ongoing clinical and preclinical studies, particularly for Numax, CAIV-T and Vitaxin. Also included in the 2004 fourth quarter is an upfront payment of $15 million to Medarex related to the license of two autoimmune disease targets.

Selling, general and administrative (SG&A) costs increased to $150 million in the 2004 quarter from $125 million in the 2003 quarter. The increase is due primarily to the expansion of the pediatric commercial organization and increased co-promotion expense related to sales of Synagis, as well as new marketing and medical education programs for Synagis and FluMist.

Additional Results for Full Year 2004
For the full year 2004, MedImmune reported a net loss of $4 million, or $0.02 per share, compared to net earnings of $183 million, or $0.72 per diluted share in 2003. Excluding the charges associated with the termination of the Wyeth agreements, MedImmune’s net earnings in 2004 were $82 million, or $0.33 per diluted share.

Gross margins on product sales for 2004 were 67 percent compared to 71 percent in 2003. Excluding FluMist, gross margins on product sales were 75 percent for both years. In 2003, prior to approval of FluMist in June, certain manufacturing costs were recorded as other operating expenses rather than as cost of goods sold. This lessened the unfavorable impact of FluMist on 2003 gross margins.

R&D expenses for 2004 were $300 million (27 percent of product sales) compared to $156 million (16 percent of product sales) in 2003. The increase in R&D expenses is related to a large number of new and ongoing clinical and preclinical studies, particularly for Numax, CAIV-T and Vitaxin, as well as costs associated with the expansion of infrastructure to support these studies.

SG&A expenses in 2004 increased to $399 million (36 percent of product sales) from $341 million (34 percent of product sales) in 2003, due primarily to costs associated with expanding the pediatric commercial organization, increased co-promotion expense and increased marketing activities and professional services.

Other operating expenses in 2004 decreased to $9 million from $26 million in 2003 due to the shift in manufacturing costs of FluMist that were included in inventory and cost of goods sold in 2004, but were expensed as other operating costs in the first quarter of 2003.

The effective tax rate reported for 2004 was 59 percent. Excluding the impact of the termination of the Wyeth agreements, the 2004 effective tax rate was 33 percent compared to 37 percent for 2003. The decline in the effective rate reflects additional R&D tax credits available to MedImmune and the favorable resolution of certain outstanding tax matters.

Cash and marketable securities at December 31, 2004 were $1.7 billion, down from $1.9 billion at December 31, 2003, primarily due to the redemption of $169 million in MedImmune Vaccines’ convertible debt in the 2004 first quarter and payments associated with the reacquisition and transition of the influenza vaccines franchise. During 2004, MedImmune repurchased 1.2 million shares of its common stock at a total cost of approximately $30 million.

Looking Ahead in 2005
As a convenience to investors, MedImmune is providing guidance for 2005. Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these forward looking statements, see the Disclosure Notice below. The guidance below does not include any impact on expenses related to stock option compensation, which will likely be material.

Revenues
For 2005, MedImmune expects product sales and total revenues to grow by approximately 10 percent, driven by worldwide reported revenues from Synagis that are expected to top the $1 billion mark for the first time. The company expects that the product mix on a percentage basis in 2005 will be comparable to that in 2004. Further, as previously stated, MedImmune does not expect its current frozen formulation of FluMist to be a meaningful contributor to revenue growth before 2007, when the company hopes to launch in the United States an improved formulation of this influenza vaccine with a label including a broader age indication. As such, the company expects only a modest increase in sales of FluMist in 2005 compared to 2004.

Expenses
Gross margins on all products except FluMist are expected to be relatively consistent with the company’s historical rate. Until a successful launch of an improved formulation with a broader label, FluMist will continue to exert downward pressure on gross margins. As previously stated, R&D expense in 2005 is expected to be between 25 percent and 30 percent of product sales. SG&A, as a percentage of product sales, is expected to increase in 2005 at a rate similar to the increase from 2003 to 2004. MedImmune’s effective tax rate is expected to be approximately 35 percent.

Earnings Per Share
For 2005, MedImmune expects that its earnings per share will range from $0.35 to $0.40 per share.

Impact of Seasonal Sales on MedImmune’s Quarterly Results
The majority of MedImmune’s revenues have historically been recorded in the first and fourth calendar quarters as they are driven by sales of Synagis during the winter months in the northern hemisphere. MedImmune expects that the trend of the seasonality of its quarterly revenue recognition, as well as the related cost of goods sold, will continue in 2005. As such, the company expects that more than 80 percent of its annual revenues and gross profits in 2005 will occur in the first and fourth calendar quarters. Other expenses, including R&D and SG&A, are expected to be less impacted by seasonality, consistent with historical trends. As a result, the company anticipates that it will record net earnings in the first and fourth calendar quarters and net losses in the second and third calendar quarters.

Conference Call & Webcast
MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Thursday, February 3, 2005 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until February 10, 2005. An audio replay of the webcast will be available, beginning at 10:00 a.m. eastern time on February 3, 2005 and ending at midnight February 10, 2005 by calling (888) 286-8010. The passcode for the audio replay is 84838146.

About MedImmune, Inc.
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With approximately 1,900 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website.

DISCLOSURE NOTICE: This announcement contains historical financial information as of and for the years and three-month periods ended December 31, 2004 and December 31, 2003 that is unaudited (except for the GAAP information as of and for the year ended December 31, 2003), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year. Such an audit is currently ongoing and the unaudited information presented in this announcement as of and for the year ended December 31, 2004 is subject to adjustment based on the results of the audit. Accordingly, the financial information that will be reported in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2004 may vary from the financial information presented in this announcement. In addition, in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, management is in the process of reviewing the company’s internal controls over financial reporting and MedImmune’s external auditor is in the process of evaluating management’s assessment. This is the first annual cycle for which such an assessment has been required and there can be no assurance that all such internal controls will be free of all deficiencies or that any such deficiencies will not rise to the level of a significant deficiency or material weakness.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the sections captioned “Looking Ahead in 2005,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its quarterly reports on Form 10-Q for each of the three quarters of 2004 for which such a report was filed, its current reports on Form 8-K filed for events occurring in 2004 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is also developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

— Tables Follow —

MedImmune, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues:
Product sales	$457.8	$398.6	$1,124.0	$992.6
Other revenue	8.0	9.3	17.1	61.8

	465.8	407.9	1,141.1	1,054.4

Costs and expenses:
Cost of sales	130.5	132.3	366.4	289.8
Research and development	120.0	41.2	299.5	156.3
Selling, general and administrative	149.5	124.8	399.2	340.9
Other operating expenses	2.3	1.3	8.6	26.1
Impairment of intangible asset	--	--	73.0	--
Acquired in-process research and development (IPR&D)	0.7	--	29.2	--
Technology transfer and transition expenses	5.3	--	28.8	--

	408.3	299.6	1,204.7	813.1

Interest income, net	13.4	11.1	57.1	46.5
Gain (loss) on investment activities	2.0	2.6	(2.7)	3.4

Earnings (loss) before income taxes	72.9	122.0	(9.2)	291.2
Provision (benefit) for income taxes	22.4	45.4	(5.4)	108.0

Net earnings (loss)	$50.5	$76.6	$(3.8)	$183.2

Basic earnings (loss) per share	$0.20	$0.31	$(0.02)	$0.73

Shares used in computing basic earnings (loss) per share	248.7	247.7	248.6	250.1

Diluted earnings (loss) per share (1)	$0.20	$0.30	$(0.02)	$0.72

Shares used in computing diluted earnings (loss) per share (1)	258.9	258.6	248.6	257.2

(1)     In accordance with EITF No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which became effective during 2004, the company’s 1% Convertible Senior Notes are now included in diluted earnings per share using the if-converted method, regardless of whether the market price trigger has been met, unless the effect is anti-dilutive. In accordance with the EITF, prior period diluted earnings per share have been restated for comparative purposes. Earnings (loss) used in computing diluted earnings (loss) per share, after assumed conversion of convertible notes, was $51.2 million and $78.0 million for the three months ended December 31, 2004 and December 31, 2003, respectively, and ($3.8) million and $185.3 million for the years ended December 31, 2004 and December 31, 2003, respectively.

MedImmune, Inc.
Selected Financial Information (Unaudited)
(in millions, except per share data)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings (loss) excluding items related to the termination of the Wyeth collaboration for FluMist. The transition activities associated with Wyeth’s exit from the collaboration are substantially complete. MedImmune’s management excludes the impact of the charges associated with the termination of the Wyeth collaboration when evaluating the company’s ongoing performance, and provides the following reconciliation to aid investors in their understanding of underlying performance trends.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Item:
Net earnings (loss), as reported (1)	$50.5	$76.6	$(3.8)	$183.2
Impairment of intangible asset (2)	--	--	73.0	--
Acquired in-process research and development (3)	0.7	--	29.2	--
Technology transfer and transition expenses (4)	5.3	--	28.8	--
Income taxes (5)	(1.6)	--	(45.3)	--

Net earnings, as adjusted	$54.9	$76.6	$81.9	$183.2

Basic earnings (loss) per share, as reported	$0.20	$0.31	$(0.02)	$0.73
Diluted earnings (loss) per share, as reported	$0.20	$0.30	$(0.02)	$0.72

Basic earnings per share, as adjusted	$0.22	$0.31	$0.33	$0.73
Diluted earnings per share, as adjusted (6)	$0.21	$0.30	$0.33	$0.72

Shares used to compute earnings (loss) per share:
Basic, as reported	248.7	247.7	248.6	250.1
Diluted, as reported	258.9	258.6	248.6	257.2

Basic, as adjusted	248.7	247.7	248.6	250.1
Diluted, as adjusted	258.9	258.6	251.2	257.2

(1)	Prepared in accordance with accounting principles generally accepted in the United States (GAAP).
(2)

Represents the addback of the noncash impairment charge associated with the termination of our collaboration with Wyeth for the unamortized portion of the intangible asset initially recorded upon our acquisition of MedImmune Vaccines, Inc.

(3)	Represents the addback of the portion of the amounts paid to Wyeth for the reacquisition of the influenza vaccines franchise that was allocated to in-process research and development (IPR&D).
(4)

Represents the addback of the payments for certain transition activities, largely comprised of amounts paid to Wyeth for the manufacture of CAIV-T clinical trial materials, transition of clinical trial data, and transfer of manufacturing technology knowledge.

(5)	Represents the adjustment to income taxes associated with the impairment of intangible asset, IPR&D and the technology transfer and transition charges.
(6)

Earnings used in computing adjusted diluted earnings per share, after assumed conversion of convertible notes, was $55.6 million and $78.0 million for the three months ended December 31, 2004 and December 31, 2003, respectively, and $81.9 million and $185.3 million for the years ended December 31, 2004 and December 31, 2003, respectively.

MedImmune, Inc.
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	December 31,
	2004	2003
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$1,706.1	$1,900.1
Trade and contract receivables, net	206.6	166.2
Inventory, net	64.1	91.7
Deferred taxes, net	177.9	180.6
Property and equipment, net	310.9	273.6
Goodwill and intangible assets, net	37.9	110.3
Other assets	60.9	72.1

	$2,564.4	$2,794.6

Liabilities and shareholders' equity:
Accounts payable	$15.1	$22.1
Accrued expenses	337.3	299.8
Advance from Wyeth	--	51.9
Other liabilities	30.3	39.5
Long term debt	507.1	682.1
Shareholders' equity	1,674.6	1,699.2

	$2,564.4	$2,794.6

Common shares outstanding	248.5	248.0